EXHIBIT 2.5

                       CONSULTING AGREEMENT

     This Consulting Agreement (the "Agreement") made this 28th day of December, 1994, by and between LIN Television Corporation ("Consultant"), a corporation organized under the laws of the State of Delaware, and LCH Communications, Inc. ("LCH"), a corporation organized under the laws of the State of Delaware, and LIN Michigan Broadcasting Corporation ("LIN-Michigan"), a corporation organized under the laws of the State of Michigan (collectively, the "Companies").

                       W I T N E S S E T H

     WHEREAS, LCH is the licensee of Station WOOD-TV, Grand
Rapids, Michigan and LIN-Michigan provides programming and advertising services to Station WOTV (TV), Battle Creek,
Michigan;

     WHEREAS, the Companies desire that Consultant provide, and Consultant is willing to provide to the Companies, certain services during the term of this Agreement;

     WHEREAS, Consultant has developed extensive resources and expertise pertinent to the operation of commercial broadcast television Companies;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed as follows:

                            ARTICLE I
                      OBLIGATIONS/OPERATION

1.1  General.

     A. As directed by the Companies, Consultant shall provide the following services to the Companies: (i) general review of, and advice with respect to, the annual operating and capital budget; (ii) advice with respect to the negotiation of syndicated programming contracts, national representation contracts, news services research, and rating services contracts, and equipment purchase contracts, either individually or on a group basis; and (iii) such other matters related to the Companies' business, as shall be agreed upon between Consultant and the Companies.

     B. The Companies shall compensate Consultant for its consulting services in accordance with the terms of
     Article III of this Agreement.

                            ARTICLE II
                            PERSONNEL

2.1 Consultant Employees. Consultant will rely upon its own employees for the performance of services hereunder to the extent it, in its sole discretion, deems necessary or advisable.

                           ARTICLE III
                           COMPENSATION

3.1 Out-of-Pocket Expenses. The Companies shall reimburse Consultant for all out-of-pocket and third-party expenses reasonably incurred by Consultant in the performance of its responsibilities under this Agreement, including the costs and expenditures of any Independent Contractors employed by Consultant on the Companies' behalf in fulfilling its operating responsibilities hereunder (the "Out-of-Pocket Expenses").

3.2 Consulting Fee. The Companies shall pay to Consultant a consulting fee for the performance of its responsibilities with respect to the operation of the Companies in an amount equal to $250,000 per annum (the "Consulting Fee"). Such fees shall be in addition to the Out-of-Pocket Expenses described above.

3.3  Payments.

     A. Following the date hereof, within sixty (60) days after the close of the first full fiscal quarter and for each fiscal quarter thereafter during the term of this Agreement, Consultant shall provide the Companies with a statement setting forth in reasonable detail the Out-of-Pocket Expenses incurred during that fiscal quarter. The Companies shall pay Consultant for such items within thirty (30) days of the receipt of the statement.

     B. Consulting Fees shall be paid on a quarterly basis, within thirty (30) days of the end of each calendar quarter.

3.4 Disputes. If the Companies dispute the amount of expenses or fees claimed by Consultant, the Companies shall notify Consultant in writing before payment is due, and if the matter cannot be resolved informally between the Parties, either the Companies or Consultant may request arbitration pursuant to Article V of this Agreement.

3.5 Nonpayment. Any Party who has not received timely payment shall be entitled to recover all costs of collection, including, but not limited to, reasonable attorneys' fees and costs from the Party who has failed to make timely payment.

                            ARTICLE IV
                               TERM

4.1  Term.  This agreement shall have an initial term of eighteen
     (18) months commencing on the date of the execution of this Agreement. The Companies may renew this Agreement for an additional twelve (12) month term by written notice to Consultant given at least ninety (90) days prior to the end of the then current term.

4.2  Termination.

     A. Either Party may terminate this Agreement (i) for any reason on six months' prior written notice to the other
     Party, or (ii) immediately upon the Bankruptcy of the other
     Party.

     B. The Companies may, at their option, terminate this Agreement on thirty (30) days' written notice in the event of a material breach of this Agreement by Consultant which has not been cured within thirty (30) days of Consultant's receipt of written notice of such breach from the Companies.

     C. Consultant may, at its option, terminate this Agreement on thirty (30) days' written notice in the event of a material breach of this Agreement by the Companies which has not been cured within thirty (30) days of the Companies' receipt of written notice of such breach from the Consultant.

     D. After receipt of written notice of termination, but prior to the effective date of such termination, Consultant shall continue to perform under this Agreement unless specifically instructed to discontinue such performance. In any event, even if so instructed, Consultant will nonetheless be entitled to Out-of-Pocket Expenses and the Consulting Fee until the effective date of termination.

                            ARTICLE V
                           ARBITRATION

5.1 General. The Parties agree that any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be settled by arbitration before a single arbitrator, selected as provided in Section 5.2 below, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The Arbitration shall take place in Providence, Rhode Island. Judgment on the award may be entered in any court in any other state having jurisdiction over the Party against which the award was made. The award of any arbitration shall be final, conclusive and binding on the Parties hereto.

5.2 Selection of Arbitrator. A single arbitrator shall be selected as described in this Section 5.2. Consultant and the Companies shall each select an arbitrator within fifteen
     (15) days of the receipt by one of them of written notice from the other of the notifying Party's intent to apply this
     Article V to the dispute. Within fifteen (15) days after the selection of the two arbitrators, the two selected shall select a third arbitrator who shall independently resolve the dispute between the Parties in accordance with the terms and conditions of this Agreement.

5.3 Cost of Arbitration. Each party shall pay its own costs in connection with any arbitration undertaken pursuant to this
     Article V.

                            ARTICLE VI
                            ASSIGNMENT

6.1 Third Parties. No Party shall have the right to assign this Agreement or its rights and obligations hereunder without the written consent of the other Party.

                           ARTICLE VII
            CONDITIONS, REPRESENTATIONS AND WARRANTIES

7.1 Conditions. Each Party's obligation to perform pursuant to this Agreement shall be conditioned upon execution hereof by the other Party.

7.2  Representations and Warranties.

     A. Each Party represents and warrants to the other Party, which representations and warranties shall service the execution of this Agreement and the consummation of the transactions herein contemplated, that

     (i) it has full power and authority to execute and perform under this Agreement;

     (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Party and is binding and enforceable against such Party in accordance with its terms;

     (iii) the execution, delivery and performance of this Agreement by such Party does not violate any provision of law and will not, with or without the giving of notice or the passage of time, conflict with or result in a breach of any of the terms or conditions of, or constitute a default under, any indenture, mortgage, agreement or other instrument to which it is a party or by which it is bound where such conflict, breach or default would have a materially adverse effect on the business operations or financial condition of such Party or on its ability to perform its obligations under this Agreement; and

     B. Consultant further represents and warrants that it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     C. The Companies further represent and warrant that each is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

                           ARTICLE VIII
                          MISCELLANEOUS

8.1 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island.

8.2  Limitations on Liability.

     A. Force Majeure. Neither of the Parties hereto will be liable for nonperformance or defective or late performance of any of its obligations hereunder to the extent, and for such periods of time as such nonperformance, defective performance or late performance is due to reasons outside such Party's control, including, without limitation, acts of god, war (declared or undeclared), acts (including failure to act) of any governmental authority, riots, revolutions, fire, floods, explosions, sabotage, nuclear incidents, lightning, weather, earthquakes, storms, sinkholes, epidemics, strikes, or delays of suppliers or subcontractors for the same causes. Neither Party shall be required to settle any labor dispute in any manner which is deemed by that Party to be less than totally advantageous, in that Party's sole discretion.

     B. Exculpation of Consultant. NOTWITHSTANDING ANY OTHER POSITION OF THIS AGREEMENT, CONSULTANT SHALL NOT BE LIABLE FOR ANY FAILURE OR DELAY IN ITS PERFORMANCE HEREUNDER, OR FOR ANY PERFORMANCE WHICH IS SUBSTANDARD, EXCEPT WHERE SUCH FAILURE, DELAY OR SUBSTANDARD PERFORMANCE IS THE RESULT OF INTENTIONALLY WRONGFUL ACTS OR GROSS NEGLIGENCE ON THE PART OF CONSULTANT.

                         Consultant's Initials:   ______________
                         Companies' Initials:     ______________

     C. Indemnification. Each of the parties hereto (the "Indemnitor") hereby agrees to indemnify, defend and hold harmless the other party hereto (the "Indemnitee"), its respective officers, directors, partners, employees and affiliates, from and against the uninsured portion, if any, of any and all claims or liabilities of any nature whatsoever (including reasonable attorneys' fees) arising out of or in connection with any third-party claim against the Indemnitee based upon the negligence, willful misconduct or breach by the Indemnitor of any of the provisions of this Agreement on its part to be performed; provided, that as between Consultant and the Companies, this sentence shall be subject to the limitations set forth in subparagraph B above. Indemnitee will give notice to Indemnitor of any claim asserted against said Indemnitee for which it intends to seek indemnification pursuant hereto. Indemnitor shall then have the option of participating in said litigation, or, at its election, may assume all responsibilities and liabilities associated with said litigation and assume complete control thereof upon express written acceptance of liability thereunder. Indemnitee may not settle, discount or otherwise compromise written consent of the Indemnitor.

8.3 Notice. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by prepaid overnight express service with evidence of deliver, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the following:

     A.   If to Consultant:

          LIN Television Corporation
          4 Richmond Square
          Floor 2
          Providence, RI  02907
          Attention: Gary Chapman


          If to the Companies:

          WOOD-TV
          120 College Avenue SE
          Grand Rapids, MI  49503
          Attention: General Manager

          LIN-Michigan Broadcasting Corporation
          5200 West Dickman Road
          Battle Creek, MI  49015
          Attention: President

     Copies of all notices or other communications (which shall not constitute notice hereunder) shall be sent simultaneously to counsel designated by the Parties by written notice.

8.4 Relationship. Nothing in this Agreement shall be construed to render Consultant and the Companies partners or joint venturers or to impose upon any of them any liability as such.

8.5 Entire Agreement. This Agreement and any contemporaneous written agreements constitute the entire understanding between and among the Parties and supersedes any prior understandings with respect to the subject matter hereof or thereof.

8.6 Modification. This Agreement shall not be changed, waived, released or discharged except by a writing signed by an officer or authorized representative of each of the Parties.

8.7 Binding Effect. Subject to the specific restrictions on assignment contained herein, this Agreement shall be binding upon and inure to the benefit of the successors and legal assigns of the Parties.

8.8 Further Assurances. The Parties shall execute and deliver such further instrument and perform such further acts as may reasonably be required to carry out the intent and purposes of this Agreement.

8.9 Severability. In the event any provision of this Agreement is held to be unenforceable, such unenforceability shall not affect any other provision hereof, and this Agreement shall be construed to the greatest extent possible as if such unenforceable provision had never been contained herein provided that the economic benefit of this Agreement to Consultant and the Companies is not significantly diminished.

8.10 Headings. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.

8.11 Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require.

8.12 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original for all purposes, but all of which taken together shall constitute only one Agreement.


     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date hereinabove indicated.



                              LIN TELEVISION CORPORATION


                              By:  PETER E. MALONEY
                              Its: VICE PRESIDENT



                              LCH COMMUNICATIONS, INC.


                              By:  DONALD GUTHRIE
                              Its: VICE PRESIDENT



                              LIN MICHIGAN BROADCASTING
                              CORPORATION


                              By:  ROBERTA R. KATZ
                              Its: VICE PRESIDENT